NEUBERGER BERMAN ALTERNATIVE FUNDS

CLASS C
DISTRIBUTION AND SERVICES AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement is as follows:

Neuberger Berman Absolute Return Multi-Manager Fund
Neuberger Berman Commodity Strategy Fund
Neuberger Berman Global Allocation Fund
Neuberger Berman Long Short Fund
Neuberger Berman U.S. Equity Index PutWrite Strategy Fund

Date: April 29, 2020